Exhibit 99.1

Lexaria Enters Memorandum of Understanding Establishing a Joint Venture with NeutriSci International Inc.

Kelowna, BC / November 22, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company” or “Lexaria”) and NeutrisSci International Inc. (“Neutrisci”) (TSX-V:NU, Frankfurt-1N9) are pleased to announce the signing of a Memorandum of Understanding forming a 50/50 Joint Venture (the “JV”) to develop, produce and sell a line of healthy edible cannabinoid products using Lexaria’s patented technology and Neutrisci’s proprietary pterostilbene tablet formula and international distribution network.

NeutriSci specializes in innovative nutraceutical products and this JV expects to combine Lexaria’s patented technology for improved taste and absorption with NeutriSci’s proprietary sublingual zero-sugar tablet form factor to create new cannabinoid edible products. NeutriSci also has significant product distribution networks that already include national and regional retailers.

Lexaria’s taste and absorption technology acting on cannabidiol (CBD)-rich full spectrum hemp oil blended into NeutriSci’s pterostilbene tablet formula could be warmly received by health conscious consumers, and is already federally legal in the United States. Additional product offerings will also be tested under the JV, which will include other cannabinoids including tetrahydrocannabinol (THC).

The JV parties expect to commercialize any newly created cannabinoid edible products through distribution programs with existing strategic partners.

“This JV is a demonstration of the rapid innovation occurring in the cannabis industry,” commented Chris Bunka, Lexaria CEO. “We are excited to explore the potential to use our technology to develop healthy cannabinoid products which could be a natural fit within NeutriSci’s distribution network.”

“We were immediately intrigued when we were approached with the idea of using our tablet and form factor to create a new line of zero-sugar and dose controlled cannabinoid edible products,” commented Glen Rehman, NeutriSci president. “By combining Lexaria’s technology to mask strong tastes and increase bioavailability, this JV has the potential to create a whole new line of healthy cannabinoid edible products, which we expect will have high appeal to today’s health conscious medicinal consumers and recreational users.”

State referendum voting outcomes from the November 8 elections have created a state-legal cannabis market widely expected to reach $20 billion within the next four years, one of the fastest growing industries in the world.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

About NeutriSci
NeutriSci specializes in the innovation, production and formulation of nutraceutical products. Established in 2009, NeutriSci has focused on the development of several breakthrough nutraceutical products with an initial focus on areas such as heart and cholesterol health, sleep deprivation therapies, immune defense as well as men's prostate and sexual health. NeutriSci continues to build strong relationships and distribution channels for its BluScience™ and NeuEnergy™ products with retailers throughout the United States. NeutriSci is focusing efforts in strengthening sustainable sales models with Convenience, Chain Drug, and Mass Market and Supermarket retailers.
www.neutrisci.com

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: any revenue or license fee payments that may be realized from license agreements, the introduction of any product lines that are derived from license agreements, that license arrangements may be entered into with other companies or partners, that the Company’s technology enables higher rates of absorption of certain molecules such as vitamins and cannabinoids while simultaneously masking and at times even eliminating inherent strong flavors and/or odors typical of those molecules, or that the technology will function in a similar manner if tested with THC, nicotine, or any of the other molecules named in our patent applications. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that any license agreement, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors or as a result of the granted patent. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any new definitive agreement will be reached to license the Company’s technology to any third party in return for compensation. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria Energy Foods and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.